This SHAREHOLDERS AGREEMENT, with an effective date as of January 1, 2005, is entered into by and between Waldrop Enterprises, Inc., a California corporation ("Purchaser" or "Waldrop"), and The Phillip Lee Bonnell 2004 Trust dated July 31, 2004 ("Seller" or the "Bonnell Trust").

WHEREAS, this Agreement is entered into with reference to Netword Publishing, Inc., a California Corporation ("Corporation" or "Company"), of which Seller is a shareholder and of which Purchaser is now also a shareholder after acquiring 3,990 shares in the Corporation from Seller as of the date hereof. Seller now currently owns 6,010 shares.

WHEREAS, in further consideration of and concurrently with the execution of this Agreement and the "Note" (as defined in section 11 hereof), (A) Seller and Purchaser have entered into the following additional agreements: (i) an Exclusive License Agreement dated as of January 1, 2005 (with Corporation as an additional party) (the "License Agreement") and (ii) a Stock Purchase Agreement dated as of January 1, 2005 (the "Acquisition Agreement") (together with a Secured Promissory Note dated as of January 1, 2005 in the amount of $451,106.91 executed by Purchaser in favor of Seller [the "Acquisition Agreement Note"]); and (B) Corporation has entered into an Employment Agreement with Phil Bonnell dated as of January 1, 2005 (the "Employment Agreement"). The License Agreement, Acquisition Agreement, Acquisition Agreement Note and Employment Agreement are collectively referred to herein as the "Other Transaction Documents" and this Agreement, the Note and the Other Transaction Documents are collectively referred to herein as the "Transaction Documents."

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Covenants of the Parties: (a) No additional stock shall be issued by the Corporation without the unanimous written consent of the Corporation's shareholders; (b) neither of the parties hereto shall sell, transfer, pledge, assign or otherwise in any manner dispose of, transfer or encumber any of its shares of the Corporation, unless and until it shall have first offered to sell such shares to the other party hereto as hereinafter agreed, except as may otherwise be provided herein; anything to the contrary herein notwithstanding, Seller may, in its sole and absolute discretion without any requirement to first offer them to the other party hereto, transfer up to 500 shares of the Corporation to Linda Berestynski or her designee, who may or may not be required by Seller in its sole and absolute discretion to become a party to this Agreement; and (c) as long as a person designated by the Bonnell Trust is a member of the Corporation's Board of Directors: (i) he or she as such a member shall have the sole and absolute discretion, including without limitation pursuant to the Employment Agreement, to take or not take any action with respect to any Corporation employee, including without limitation, to (A) set the amount of any compensation (including bonus), benefits or reimbursements payable to any Corporation employee, or any shareholder dividend or distribution, up to the total amount of Company cash and cash equivalents on hand at that time, less $2,000.00, and (B) commence or terminate the employment of anyone by the Corporation, except that any termination involving the payment of severance compensation shall require the unanimous written consent of the Corporation's Board of Directors; and (ii) unless otherwise unanimously consented to in writing by the Corporation's Board of Directors, no compensation or expenses shall be paid to William H. Waldrop or anyone else other than pursuant to the Employment Agreement, and no one other than the Bonnell Trust or its designee shall be authorized to write, cash or deposit Corporation checks or otherwise expend Corporation funds.

2. Additional Covenants: Anything to the contrary herein or in the Employment Agreement notwithstanding: (a) (i) provided that Waldrop has fully and timely complied with its obligations under this Agreement, the Note, the License Agreement, the Acquisition Agreement and the Acquisition Agreement Note, the Corporation shall not be in breach of the Employment Agreement for failure to timely pay to Phil Bonnell all the compensation (including bonus), benefits and reimbursements to which he is entitled thereunder due to a lack of funds; and (ii) upon Phil Bonnell's death, Sandra Minadeo (or such other person as Phil Bonnell may have, subsequent to the date hereof, designated in a writing acknowledged by a notary public) shall automatically (A) succeed to all of Mr. Bonnell's rights and responsibilities under the Employment Agreement, (B) become a party to the Employment Agreement in Mr. Bonnell's place, and (C) be employed by the Corporation as Chairman of the Board and CEO; and (b) provided that Waldrop has fully and timely complied with its obligations under the Transaction Documents: (i) the written approval of Waldrop and the Bonnell Trust (which approval shall not be unreasonably withheld or delayed) shall be required for the Corporation to pay any single expense incurred by the Corporation on or after January 1, 2005 in excess of $1,000.00 or multiple expenses incurred by the Corporation on or after January 1, 2005 in excess of $10,000.00 within any calendar year (not including (A) amounts paid or payable in connection with Phil Bonnell and the Employment Agreement or the Corporation's assistant marketing director, (B) reasonable expenses [including legal or accounting services] to interpret, comply with, enforce or defend any contractual or other rights/obligations of the Corporation or to provide shares of the Corporation's stock to Linda Berestynski or her designee or to otherwise comply with applicable law, nor (C) any liability incurred by the Corporation prior to January 1, 2005); (ii) any expense of the Corporation subject to but not previously approved in accordance with section 2(b)(i) (an "Applicable Post-2004 Expense") and any liability incurred by the Corporation prior to January 1, 2005 (an "Applicable Pre-2005 Liability"), shall if still unresolved and owed by the Corporation to a third party not affiliated with the parties hereto be subject to the offset provisions set forth in sections 4(a)(v) and 8(a)(v) hereof; and (iii) any Applicable Post-2004 Expense or Applicable Pre-2005 Liability, if still unresolved and the Corporation is served with a complaint thereon by a third party not affiliated with the parties hereto, shall within a reasonable period of time thereafter (and following Waldrop's written request therefor) require that the License Agreement and that the Acquisition Agreement Note be amended to permit offset rights to Waldrop which are substantially similar to those provided in sections 4(a)(v) and 8(a)(v) hereof, which if so amended shall require any applicable offsets to occur first in connection with payments owing under the Acquisition Agreement Note, second in connection with royalties or consulting compensation payable in connection with the License Agreement, and third pursuant to either sections 4(a)(v) or 8(a)(v) hereof, and shall permit such offsets to include reasonable attorneys' fees paid by the Corporation to resolve and/or defend such complaint.

3. Sale of Shares by a Party: (a) Except as provided in section 1(b) hereinabove, each party hereto shall have the right to exercise a first right of refusal if the other party desires to transfer to another person or entity (or is required by operation of law or other involuntary means to transfer) any or all of its shares of the Corporation. In each such instance, the selling party shall deliver a written notice to the non-selling party stating - (i) such party's bona fide intention to transfer such shares, (ii) the name and the address of the proposed transferee, (iii) the shares to be transferred, and (iv) the purchase price and terms of payment for which such party proposes to transfer such shares. Within 90 days after receipt of such notice, the non-selling party shall have the first right to purchase or obtain such shares, upon the price and terms of payment designated in the notice. If the notice provides for the payment of non-cash consideration, the non-selling party at its option may pay the consideration in cash equal to the non-selling party's reasonable good faith estimate of the present fair market value of the non-cash consideration offered. (b) Nothing in this section shall limit Waldrop's rights under section 4 or 8 of this Agreement.

4. Option to Purchase: (a) In further consideration of and in connection with the License Agreement and the Acquisition Agreement, and provided the License Agreement has not been terminated prior to the date of purchase as set forth hereinbelow (or provided the Bonnell Trust waives the requirement that the License Agreement not have been so terminated), Waldrop shall have the option at any time after December 31, 2007 and before March 1, 2011, pursuant to six (6) months' advance written notice given to and received by the Bonnell Trust, to purchase all of the shares held by the Bonnell Trust in the Corporation, for a purchase price of $4,000,000.00 and other reasonable terms and conditions. In connection therewith, the parties shall negotiate in good faith the reasonable terms and conditions of such sale; provided, however, that if a mutual agreement is not reached within the six-month notice period, then the parties shall finalize and close such sale no later than two (2) months thereafter, on the following additional terms and conditions: On or before the closing, the Bonnell Trust (i) shall be paid at least $1,000,000.00 in cash, (ii) shall be given a secured promissory note, in substantially the form attached hereto as Exhibit "A" and incorporated herein by reference, in the amount of $3,000,000 plus interest at the Bank of America prime rate plus 5%, payable in equal monthly installments of principal amortized over the term of such promissory note, plus all applicable interest, commencing on the closing date and payable in full within three (3) years from the closing date (the "Section 4 Promissory Note"), (iii) shall receive a stock pledge agreement, in substantially the form attached hereto as Exhibit "B" and incorporated herein by this reference, securing Waldrop's obligations under the Section 4 Promissory Note, (iv) shall receive a pledged stock certificate issued to Waldrop in the amount of all the shares held by Waldrop in the Corporation together with the stock powers required under the aforesaid stock pledge agreement, (v) shall agree to permit Waldrop to pay directly to the creditor and, upon presentation to the Bonnell Trust of reasonable proof of such payment, offset against the monthly installments owing under the Section 4 Promissory Note, any Applicable Post-2004 Expense or Applicable Pre-2005 Liability which remains unresolved and owed by the Corporation to a third party not affiliated with the parties hereto immediately prior to Waldrop's payment, to the extent such payment by Waldrop reduces the amount of such Applicable Post-2004 Expense or Applicable Pre-2005 Liability, and (vi) shall be given such other agreements and documents as the Bonnell Trust may reasonably request.

(b) If Waldrop does not exercise its option and purchase all of the Bonnell Trust's shares in the Corporation for $4,000,000.00 before March 1, 2011, then (1) Waldrop shall be obligated and shall pay to the Bonnell Trust the sum of $200,000.00 in cash within sixty (60) days of the termination of the License Agreement and (2) the Bonnell Trust or its designee shall be entitled to purchase the 3,990 shares of the Corporation that Waldrop previously purchased from the Bonnell Trust for the same purchase price and five-year payment terms and on virtually the same other terms and conditions described in the Acquisition Agreement, and Waldrop shall fully and promptly cooperate with the Bonnell Trust or the Bonnell Trust's designee in signing appropriate agreements and other documents and otherwise facilitating such sale.

(c) Waldrop's option to purchase all of the Bonnell Trust's shares in the Corporation at the death of Phil Bonnell per section 8 (hereinbelow) shall not limit Waldrop's right to purchase the Bonnell Trust's shares in the Corporation pursuant to section 4 (a).

(d) The parties further agree that if Waldrop exercises its option and purchases all of the Bonnell Trust's shares in the Corporation, then (if the License Agreement has not been previously terminated) the License Agreement (but not any accrued and unpaid royalty or consulting compensation obligations thereunder) shall automatically terminate concurrently therewith.

5. Legend on Certificate and Encumbrance on Shares: (a) Each and every share of the common stock of the Corporation now issued or which may hereafter be issued shall be held, owned and transferred subject to all the terms, conditions and options contained in this Agreement and (b) each certificate representing shares of stock of the Corporation now issued or which may hereafter be issued shall bear a legend that such shares of stock and the rights of the holder thereof are subject to all the terms, conditions and options of this Agreement; provided, however, that the Bonnell Trust may elect not to require up to 500 shares that may be transferred to Linda Berestynski or her designee to be subject to this section 5. Stock certificates issued by the Corporation must be signed by the Chairman or CEO or President and by the Secretary or Assistant Secretary of the Corporation.

6. Corporation Assets: Subject to the other provisions set forth in the Transaction Documents, the parties hereto shall not permit the Corporation to enter into any agreement to dispose, license, or otherwise encumber any assets or intellectual property of the Corporation without the unanimous written consent of all the Corporation's shareholders.

7. Voting Agreement; Financial Information: The parties hereto shall, at all times following the execution of this Agreement, vote all of their shares for the election of directors of the Corporation as follows: (i) Waldrop's president (currently William H. Waldrop); and (ii) a person designated by the Bonnell Trust (currently Phil Bonnell). In addition, the parties hereto shall cause the Corporation's directors to elect (x) as Chairman, CEO and Secretary the person or persons designated by the Bonnell Trust's designated director; and (y) as President and CFO the person or persons designated by Waldrop's president. Initially, such officers of the Corporation are as follows: Phil Bonnell, Chairman, CEO and Secretary, and William H. Waldrop, President and CFO. The parties hereto shall also cause the Corporation's Chairman/CEO to retain the services of one or more certified public accountants to (xx) prepare quarterly and annual financial statements for the Corporation and (yy) provide copies thereof to the parties hereto. In addition, Waldrop covenants to promptly provide the Bonnell Trust with monthly and annual financial statements for Waldrop, to the same extent they are made available to Waldrop's president and within 30 days after the end of each month and 45 days after the end of each fiscal year, and to promptly provide the Bonnell Trust with copies of whatever further financial detail or additional financial information with respect to Waldrop that the Bonnell Trust may reasonably request from time to time.

8. Certain Shareholder Events: (a) Should Phil Bonnell die, then Waldrop shall have the option to purchase the Bonnell Trust's shares in the Corporation at a price that is equal to such shares' fair market value (FMV). Waldrop's written notice of its intention to exercise this option shall be provided to the Bonnell Trust not more than six (6) months from Mr. Bonnell's date of death ("Waldrop's Notice"). The following procedures shall then govern: First, the parties shall attempt to come to a mutually agreed FMV for the purchase of the Bonnell Trust's shares. If the parties fail to mutually agree upon a FMV within thirty (30) days after Waldrop's Notice, then the following additional procedures shall apply: Waldrop and the Bonnell Trust shall each select a Certified Public Accountant (CPA) within forty-five (45) days after Waldrop's Notice and, within sixty (60) days after Waldrop's Notice, the two CPAs so selected shall select a third, neutral CPA. Each CPA shall determine FMV of the Bonnell Trust's shares in the Corporation and the average of the three valuations shall be determined to be the FMV of said shares and such FMV shall be binding and conclusive upon the parties hereto. Anything to contrary herein notwithstanding, the FMV of the Bonnell Trust's shares shall neither be below $2,000,000.00 nor above $4,000,000.00 such that, if the above-referenced average is below $2,000,000.00, then the FMV shall be $2,000,000.00 and if the above-referenced average is above $4,000,000.00, then the FMV shall be $4,000,000.00. The CPAs shall have until one hundred twenty (120) days after Waldrop's Notice to perform their valuations of the shares. The parties shall then have one hundred eighty (180) days after Waldrop's Notice to determine the average FMV of the three valuations and finalize the purchase of the shares; provided however, that if a mutual agreement is not reached within such period, then the parties shall finalize and close such sale no later than two (2) months thereafter on the following additional terms and conditions: On or before the closing, the Bonnell Trust (i) shall be paid at least 25% of the purchase price in cash, (ii) shall be given a secured promissory note (similar in form to the Section 4 Promissory Note) for the remaining 75% plus interest at the Bank of America prime rate plus 5%, payable in equal monthly installments of principal amortized over the term of such promissory note, plus all applicable interest, commencing on the closing date and payable in full within three (3) years from the closing date (the "Section 8 Promissory Note"), (iii) shall receive a stock pledge agreement (similar in form to the one attached hereto as Exhibit "B" pursuant to section 4 hereinabove), securing Waldrop's obligations under the Section 8 Promissory Note, (iv) shall receive a pledged stock certificate issued to Waldrop in the amount of all the shares held by Waldrop in the Corporation together with the stock powers required under the aforesaid stock pledge agreement, (v) shall agree to permit Waldrop to pay directly to the creditor and, upon presentation to the Bonnell Trust of reasonable proof of such payment, offset against the monthly installments owing under the Section 8 Promissory Note, any Applicable Post-2004 Expense or Applicable Pre-2005 Liability which remains unresolved and owed by the Corporation to a third party not affiliated with the parties hereto immediately prior to Waldrop's payment, to the extent such payment by Waldrop reduces the amount of such Applicable Post-2004 Expense or Applicable Pre-2005 Liability, and (vi) shall be given such other agreements and documents as the Bonnell Trust may reasonably request. (b) Should any of the shareholders become insolvent, be voluntarily or involuntarily placed in bankruptcy, or make an assignment for the benefit of creditors, the Corporation or remaining shareholder(s), upon written notice sent by U.S. first class mail to said shareholder's receiver or trustee in bankruptcy; or, if none be appointed, to said shareholder's residence, shall have the right to purchase said shareholder's shares at a price as determined by this section hereof and in a manner substantially similar to the manner provided for in this section.

9. Non-Compete/Confidentiality/Further Covenants: (a) The parties to this Agreement acknowledge that customers and clients and business practices of the Corporation are valuable assets to be protected and preserved for the sole and exclusive use and benefit of the Corporation. (b) Each party hereto agrees that while it has any equity interest, directly or indirectly, in the Corporation and for a period of three (3) years thereafter, neither it nor any of its respective parent, subsidiary or affiliated entities will, whether alone or with any other person or entity, have any financial interest in, whether directly or indirectly, or in any way assist, consult with or counsel any business, venture or enterprise engaged in, any activity or business which is the same or similar to that of the Corporation anywhere in the United States. (c) Each party, during this Agreement and thereafter, will keep all Corporation information confidential and shall not disclose the same, except (i) as is reasonably necessary for the furtherance of the Corporation's business and as is in the best interest of the Corporation, (ii) as is required by operation of law or court order, or (iii) if such has become publicly known by no fault of such party. (d) Notwithstanding anything to the contrary set forth in the Transaction Documents or elsewhere, Waldrop represents, warrants and covenants that: (i) any royalty or other payments from Holtzbrinck Publishers, LLC or its affiliates pursuant to that certain Licensor's Agreement dated November 26, 1997 shall not be subject to any of the provisions of the Transaction Documents and may be paid, received, used or further distributed as directed by and in the sole and absolute discretion of the Bonnell Trust or Phil Bonnell; (ii) due to her value to both to Waldrop and the Corporation, Waldrop shall not (and shall not permit its parent corporation, College Partnership, Inc. or any of College Partnership, Inc.'s affiliates to) consider transferring, terminating or reducing the compensation of or failing to provide reasonable compensation to Linda Berestynski without first consulting with and incorporating the input of the Bonnell Trust into any such decision; and (iii) to help ensure sufficient funds are available to timely and fully meet Waldrop's obligations to the Corporation and the Bonnell Trust under the Transaction Documents, as of the date hereof neither William H. Waldrop nor Joseph Wade Mezey, nor any family member or other relative of either of them, is, nor has accrued nor is entitled to receive any compensation whatsoever as, an employee, officer, director, consultant or otherwise of Waldrop.

10. Agreement Binding Upon All Parties: All the conditions, covenants and options contained in this Agreement shall inure to the benefit of and be binding on each of the parties hereto, their heirs, executors, administrators, successors and assigns, and any receiver or trustee in bankruptcy or insolvency, except as the rejection of same may be authorized or directed by order of any court of competent jurisdiction, and (except as specifically provided elsewhere herein) all shares of the common stock of the Corporation in the hands of any person or entity shall at all times be subject to the provisions of this Agreement and, in the event of an transfer of shares of stock, each and all of the conditions, covenants and options contained in this Agreement shall immediately attach to and bind said shares of stock in the hands of the transferee, and the failure to exercise any of the provisions of the Agreement shall not release said shares of stock or any part thereof permanently from the provisions of this Agreement.

11. Additional Waldrop Obligation: Notwithstanding anything to the contrary set forth in the Transaction Documents or elsewhere, and in further consideration of and in connection with this Agreement, the License Agreement and the Acquisition Agreement, Waldrop shall timely and fully pay $89,520.32 of the past-due royalties it owes pursuant to that certain Exclusive License Agreement between Waldrop and the Corporation dated as of August 22, 2003, in eight (8) equal monthly installments of $10,000.00 commencing on or before January 15, 2005 and ending on or before August 15, 2005, with an additional, final installment of the unpaid balance on or before September 15, 2005, which obligation Waldrop has further evidenced concurrently herewith by execution and delivery to the Corporation of the Secured Promissory Note in the form set forth on Exhibit "C" attached hereto and incorporated herein by this reference (the "Note"), all of which payments by direction of the Corporation shall be made to Carlsmith Ball LLP for legal fees of the Corporation and Phil Bonnell (unless and until such time as the Corporation notifies Waldrop otherwise in writing).

 12. Termination and Default: This Agreement shall terminate on the happening of any of the following: (a) the written agreement of the parties hereto; and/or (b) the dissolution, bankruptcy or insolvency of the Corporation; and/or (c) the acquisition of all the shares of stock of the Corporation currently held by both parties hereto by one party hereto; and/or (d) as follows: If Waldrop defaults under any of the Transaction Documents and continues in such default for a period of fifteen (15) days after receipt of written notice from the Bonnell Trust of such default, then the Bonnell Trust shall have the right to terminate this Agreement at any time thereafter by giving written notice of its intention to do so, and this Agreement shall terminate one (1) business day after Waldrop receives said written notice of termination. Without limitation of the foregoing, any Waldrop default under the Note or under the License Agreement or under the Acquisition Agreement or under the Acquisition Agreement Note shall be considered a default under this Agreement.

13. Security: Waldrop's full and timely compliance with the terms and conditions of the Transaction Documents is secured under that certain Stock Pledge Agreement from Waldrop to the Bonnell Trust of even date herewith, the form of which is attached to the Acquisition Agreement as an exhibit thereto.

14. Governing Law: This Agreement shall be governed, interpreted and enforced pursuant to the internal laws of the State of California, without reference to its conflicts of law principles. The parties hereto consent to the personal and subject matter jurisdiction of the Courts of California and consent to venue, for all purposes, to be held in and for the County of Los Angeles.

15. Amendments: This Agreement shall be amended only by a written instrument, duly acknowledged and signed by the parties hereto.

16. Prevailing Party: The non-prevailing party in any judicial proceeding arising out of or relating to this Agreement, including for breach, interpretation, or enforcement, shall be fully responsible for and pay the prevailing party's reasonable attorneys' fees, costs, and expenses, including, without limitation, those incurred preliminary to the institution of any such action or proceeding, which attorneys' fees, costs, or expenses awarded hereunder shall be included as part of any ruling, award or judgment, which sums, if desired by the prevailing party and permissible, shall be deemed items of cost. The parties hereto specifically agree that the determination of any attorney fee, cost or expense award permitted hereunder shall not be limited by any attorney fee schedule or method of computation of fees or definition of recoverable costs established by statute or court rule.

17. Entire Understanding of the Parties: This Agreement (including, without limitation, the Recitals and Exhibits hereof and hereto) contains the entire agreement between the parties hereto in connection with subject matter hereof and supersedes all prior agreements or understandings or communications (including, without limitation, any faxed or e-mailed communications) that they may have had regarding this Agreement or such subject matter, either oral or in writing. In this regard, the parties hereto specifically disavow and repudiate any other purported shareholders agreement document which Phil Bonnell may have signed as a representative of the Corporation as a purported party to that document.

18. Notices: All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt through personal delivery, overnight courier, facsimile transmission, or U.S. first class mail, return receipt requested, to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Waldrop:    If to the Bonnell Trust:
  Waldrop Enterprises, Inc.   The Phillip Lee Bonnell 2004 Trust
  95 Argonaut, Suite 240   c/o Carlsmith Ball LLP
Aliso Viejo, CA 92656   444 South Flower Street, 9th Floor
Attention: William H. Waldrop   Los Angeles, CA 90071
    and J. Wade Mezey  Attn: Steve Bradford
  Title: President and General Counsel  Facsimile: (213) 623-0032
  Facsimile: (949) 716-0858

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

"Purchaser" or "Waldrop"     "Seller" or "Bonnell Trust"

WALDROP ENTERPRISES, INC.   THE PHILLIP LEE BONNELL 2004
(Current Owner of 3,990 Shares)   TRUST DATED JULY 31, 2004
(Current Owner of 6,010 Shares)

By:      By:
----------------------------------------    ----------------------------------------
Name: William H. Waldrop    Name: Phillip Lee Bonnell
Title: President     Title: Trustee

By:
----------------------------------------
Name: Joseph Wade Mezey
Title: Secretary

The undersigned hereby ratifies, confirms and approves of the above Shareholders Agreement and disavows and repudiates as of January 1, 2005 any other purported shareholders agreement document that Phil Bonnell may have signed as a representative of the undersigned:

"Corporation" or "Company"
Netword Publishing, Inc.

By:_______________________
Phil Bonnell, Chairman & CEO

Exhibit "A" to Shareholders Agreement

FORM OF SECURED PROMISSORY NOTE

Exhibit "B" to Shareholders Agreement

FORM OF STOCK PLEDGE AGREEMENT

Exhibit "C" to Shareholders Agreement

FORM OF $89,520.32 SECURED PROMISSORY NOTE